Exhibit 2.4

Execution Version

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is dated as of June 30, 2017 by and among Acer Therapeutics Inc., a Delaware corporation (the “Company”), and each purchaser listed on Annex A hereto and a signatory hereto (each, including its successors and permitted assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

B. Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), determined as set forth in Section 2.1 below (which aggregate amount for all Purchasers shall collectively be referred to herein as the “Shares”).

C. Certain of the Purchasers (the “Lenders”) are the holders of Senior Secured Convertible Promissory Notes (the “Notes”) in the aggregate principal amount of $5,500,000 (the “Loan Principal”) issued pursuant to that certain Note Purchase Agreement dated March 22, 2017 (the “Note Purchase Agreement”), and the parties acknowledge that, as of the Closing (as defined below) the aggregate amount of the Loan Principal and all accrued and unpaid interest thereon is $5,674,452.06 (the “Loan Amount”), and at the Closing and conditional thereupon, the Loan Amount shall be converted into 599,201 Shares, all on the terms and conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Actual Subscription Amount” with respect to a Purchaser shall mean the amount set forth opposite such Purchaser’s name under the column “Actual Subscription Amount” on Annex A.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 144. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Closing” means the closing of the purchase by the Purchasers listed on Annex A hereto and sale by the Company of Shares to such Purchasers pursuant to this Agreement on the Closing Date as provided in Section 2.1(c) hereof.

“Closing Date” means the date on which the conditions set forth in Sections 2.1, 2.2, 5.1 and 5.2 (other than those to be satisfied at the Closing) shall have been satisfied or waived or such earlier or later date as the parties hereto shall mutually agree.

“Common Stock” has the meaning set forth in the Recitals.

“Company Counsel” means Foley Hoag LLP.

“Company Deliverables” has the meaning set forth in Section 2.2(a).

“Company’s Knowledge” means the actual knowledge of Chris Schelling or Harry Palmin, in each case, after due inquiry.

“Compliance Certificate” has the meaning set forth in Section 2.2(a)(iv).

“Disclosure Document” has the meaning set forth in Section 6.18.

“Disclosure Schedules” has the meaning set forth in Section 3.1.

“Disqualification Event” has the meaning set forth in Section 3.1(j).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles, as applied by the Company.

“Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“IP Rights” means all Intellectual Property owned, licensed or controlled by the Company or its Subsidiaries that is necessary or used in the business of the Company and its Subsidiaries as presently conducted.

“Investor Agreements” means, collectively, (i) the Amended and Restated Investors’ Rights Agreement dated April 21, 2016, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement dated April 21, 2016, (iii) the Amended and Restated Voting Agreement dated April 21, 2016, (iv) the Equity Maintenance Agreement dated April 20, 2016 among Jonathan Reis, Jefferson Davis, Joseph Baron, Baron Family Investments, LLC and D. Christopher Schelling. (v) the Board Observer Rights Letter dated April 20, 2016 among the Company, Jonathan Reis, Jefferson Davis, Joseph Baron and Baron Family Investments, LLC., (vi) the Management Rights Letter dated April 21, 2016 between the Company and TVM Life Science Ventures VII L.P./ Investissements TVM Science de la Vie VII, S.E.C., (vii) the Management Rights Letter dated March 23, 2015 between the Company and TVM Life Science Ventures VI, Limited Partnership., (viii) the Management Rights Letter dated March 23, 2015 between the Company and TVM Life Science Ventures VI GmbH & Co. KG., and (ix) the Management Rights Letter dated July 17, 2015 between the Company and Bukwang Pharmaceutical Co. Ltd.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Material Adverse Effect” means any effect that, considered together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of the Company and its Subsidiaries taken as a whole; or (b) the ability of the Company to consummate the Merger or any transactions contemplated by this Agreement or the Merger Agreement or to perform any of its covenants or obligations under this Agreement or the Merger Agreement in all material respects; provided, however, that effects from the following shall not be deemed to constitute (nor shall effects from any of the following be taken into account in determining whether there has occurred) a Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by the Company relating to the IP Rights; (ii) any change in the cash position of the Company which results from operations in the ordinary course of business; (iii) conditions generally affecting the industries in which the Company and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Company and its Subsidiaries taken as a whole; (iv) any failure by the Company or any of its Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any effect causing or contributing to any such failure to meet projections or forecasts may constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the Merger Agreement or the announcement, pendency or anticipated consummation of the Merger or the consummation of the transactions contemplated by this Agreement; (vi) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (vii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Merger” means the transaction whereby a newly formed, wholly owned subsidiary of Opexa Therapeutics, Inc., a Texas corporation (“Opexa”), will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Opexa, and pursuant to which all of the outstanding shares of the Company’s capital stock will be exchanged for shares of the common stock, $0.01 par value per share, of Opexa (“Opexa Common Stock”) in accordance with the terms and conditions set forth in the Agreement and Plan of Merger and Reorganization to be entered into on or following the date of this Agreement (the “Merger Agreement”).

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

“Purchase Price” means $9.47 per share of Common Stock.

“Purchaser Deliverables” has the meaning set forth in Section 2.2(b).

“Required Approvals” has the meaning set forth in Section 3.1(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Secretary’s Certificate” has the meaning set forth in Section 2.2(a)(iii).

“Stock Certificates” has the meaning set forth in Section 2.2(a)(ii).

“Subsidiary” means any entity in which the Company, directly or indirectly, owns a controlling interest in capital stock, equity or similar interest.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Transaction Documents” means this Agreement, the Instruction Sheet attached as Exhibit A hereto, the Investor Questionnaire attached as Exhibit B-1 hereto, the Stock Certificate Questionnaire attached as Exhibit B-2 hereto, the Piper Jaffray Questionnaire attached as Exhibit C hereto, the Secretary’s Certificate and the Compliance Certificate.

“Transfer Agent” means the transfer agent for the Company, any successor transfer agent for the Company, or the Company, if the Company functions as its transfer agent.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser listed on Annex A hereto, as it may be amended, and each Purchaser listed on Annex A hereto, as it may be amended, shall, severally and not jointly, purchase from the Company, such number of Shares equal to the quotient resulting from dividing (i) the Actual Subscription Amount for such Purchaser, as indicated opposite such Purchaser’s name on Annex A hereto, by (ii) the Purchase Price, rounded down to the nearest whole Share.

(b) Conversion of Loan Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, each Lender hereby agrees to convert its respective portion of the Loan Amount into such number of Shares equal to the quotient resulting from dividing (i) such Lender’s respective portion of the Loan Amount, as indicated opposite such Lender’s name on Annex A hereto, by (ii) the Purchase Price, rounded down to the nearest whole Share. As of the Closing, the Company and the Lenders hereby acknowledge and agree that upon full conversion of the Loan Amount in accordance with the terms of this Agreement, the loans and any other amounts that may be owed under the Note Purchase Agreement (including, without limitation, principal and accrued interest) shall be deemed to be repaid in full, and the Note Purchase Agreement, including, without limitation, the Notes and that certain Security Agreement dated March 22, 2017 entered into in connection therewith (the “Security Agreement”), shall automatically terminate and expire and be of no further force and effect, without the need for any further action by the Lenders or the Company. Upon such termination of the Security Agreement, the Lenders agree to file, or to instruct the Collateral Agent (as defined in the Security Agreement) to file on their behalf, a UCC-3 termination statement with the Delaware Secretary of State and appropriate notices with the United States Patent and Trademark Office to evidence the termination of the security interest thereunder. Each Lender further confirms that the issuance of such number of Shares as appears opposite such Lender’s name on Annex A hereto shall constitute complete and final conversion of the Loan Amount. Each Lender hereby unconditionally and irrevocably undertakes to take all steps and to sign any and all documentation required for that purpose.

(c) Closing. The Closing of the purchase and sale of the Shares shall take place at the offices of Company Counsel, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

2.2 Closing Deliveries.

(a) On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser the following (the “Company Deliverables”):

(i) a legal opinion of Company Counsel, dated as of the Closing Date and addressed to such Purchasers;

(ii) book entry evidence of the Shares or a copy of the stock certificates, free and clear of all restrictive and other legends except as provided in Section 4.1(b) hereof, evidencing the Shares subscribed for by the Purchasers hereunder to be registered in the names provided by the Purchasers as set forth on the Stock Certificate Questionnaire attached as Exhibit B-2 hereto (the “Stock Certificates”), with the original Stock Certificates, if the Shares will be represented by stock certificates instead of book entry evidence, to be delivered to the addresses provided by the Purchasers on such Stock Certificate Questionnaires within five Business Days following the Closing. Upon closing of the Merger, the Shares purchased pursuant to this Agreement will be treated as Acer Common Stock (as defined in the Merger Agreement), which will be converted into Opexa Common Stock in accordance with Section 1.5(a)(ii) of the Merger Agreement;

(iii) a certificate of the Company’s Secretary (the “Secretary’s Certificate”), dated as of the Closing Date, (A) certifying the resolutions adopted by the Company’s Board of Directors or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, and (B) certifying the current versions of the Company’s certificate of incorporation and bylaws (as the same may have been amended between the date hereof and the Closing Date), in the form attached hereto as Exhibit D;

(iv) a certificate (the “Compliance Certificate”), dated as of the Closing Date and signed by the Company’s Chief Executive Officer or its Chief Financial Officer, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b) in the form attached hereto as Exhibit E; and

(v) a certificate evidencing the good standing of the Company issued by the Secretary of State of the State of Delaware, as of a date within five days of the Closing Date.

(b) On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company (the “Purchaser Deliverables”), a fully completed and duly executed

Investor Questionnaire and Stock Certificate Questionnaire in the forms attached hereto as Exhibit B-1 and B-2, respectively. At least two days before the Closing Date, (i) each Purchaser shall deliver its Actual Subscription Amount in United States dollars and in immediately available funds by wire transfer to a third-party escrow account agreed to by the Company and the Purchasers, and (ii) each Lender shall deliver to the Company the original Note issued to such Lender by the Company pursuant to the Note Purchase Agreement. On the Closing, each Purchaser and the Company shall cause the escrow agent to distribute the Actual Subscription Amount (in United States dollars and in immediately available funds by wire transfer) paid by each Purchaser to an account specified by the Company; provided that if the Closing or Merger is not consummated by 5:00 p.m., New York City time, on the Outside Date, as defined in the Merger Agreement, upon request by a Purchaser, the Company shall, (x) direct the third-party escrow agent to, within one (1) Business Day thereof, return the Actual Subscription Amount (in United States dollars and in immediately available funds by wire transfer) paid by such Purchaser to an account specified by such Purchaser, or (y) within three (3) Business Days thereof, return the original Note surrendered by a Lender to such Lender.

(c) On or prior to the Closing, Piper Jaffray shall deliver or cause to be delivered to the Company, a fully completed and duly executed Piper Jaffray Questionnaire in the form attached hereto as Exhibit C.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company represents and warrants to each of the Purchasers as follows, except as set forth in the disclosure schedules delivered by the Company to the Purchasers (the “Disclosure Schedules”) (it being understood that the representations and warranties in this Article 3 are qualified by: (x) any exceptions and disclosures set forth in the section or subsection of the Disclosure Schedules corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (y) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Disclosure Schedules by reference to another section or subsection of the Disclosure Schedules; and (z) any exceptions or disclosures set forth in any other section or subsection of the Disclosure Schedules to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business.

(a) Authorization; Enforcement; Validity. The Company has the requisite corporate power to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been, or will be prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each of the Transaction Documents to which it is a party has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will, constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application or insofar as indemnification and contribution provisions may be limited by applicable Legal Requirements. Except for the Investor Agreements, there are no shareholder agreements, voting agreements, or other similar arrangements with respect to the Company’s capital stock to which the Company is a party.

(b) No Conflicts. The Company is not in violation or default of any term of its charter documents, each as amended, or of any provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, other than any such violation that would not have a Material Adverse Effect. The execution, delivery, and performance of and compliance with the Transaction Documents and the issuance and sale of the Shares pursuant to this Agreement will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

(c) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D and (iii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

(d) Issuance of the Shares. The Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable and free and clear of all Encumbrances imposed or permitted by the Company, other than restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(e) Additional Representations and Warranties. The Company’s representations and warranties set forth in the Merger Agreement Section 2.1 (Subsidiaries; Due Organization; Organizational Documents), 2.4 (Capitalization), 2.5 (Financial Statements), Section 2.6 (Absence of Changes), Section 2.7 (Title to Assets), Section 2.8 (Real Property; Leaseholds), 2.9 (Intellectual Property), Section 2.10 (Material Contracts), Section 2.11 (Undisclosed Liabilities), Section 2.12 (Compliance; Permits; Restrictions), Section 2.13 (Tax Matters), Section 2.14 (Employee and Labor Matters; Benefit Plans), Section 2.15 (Environmental

Matters), Section 2.16 (Insurance) and Section 2.17 (Legal Proceedings; Orders) are hereby incorporated by reference and are qualified by the disclosures in the Acer Disclosure Schedule (as defined in the Merger Agreement), provided that for purposes of this Agreement any representation as to the making available or delivery of documents to Opexa shall mean the making available or delivery of documents to each Purchaser.

(f) Certain Fees. Other than Piper Jaffray & Co. (“Piper Jaffray”) in its capacity as placement agent, no Person will have, as a result of the Company’s issuance of the Shares pursuant to the terms of this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company. The Company shall indemnify, pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any such right, interest or claim.

(g) Private Placement. Assuming the accuracy of the representations and warranties of Purchasers contained in Section 3.2 hereof, the accuracy of the information disclosed by each Purchaser in the Investor Questionnaires delivered pursuant to Section 2.2(b) and Section 5.2(d) and the accuracy of the information disclosed by Piper Jaffray in the Piper Jaffray Questionnaire delivered pursuant to Section 2.2(c) and Section 5.2(h), the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2 (without giving effect to any materiality qualifiers therein), neither the Company nor any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale by the Company of the Shares as contemplated hereby.

(h) Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing and the Merger will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i) Foreign Corrupt Practices. Neither the Company, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(j) No Disqualification Events. The Company has exercised reasonable care, in accordance with Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s Knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act, except as set forth on the disclosure exhibit attached hereto as Exhibit F. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or Affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(k) Merger Agreement. The Merger Agreement has not been amended or modified from the form attached hereto as Annex B in any manner that would reasonably be expected to be materially adverse to the interests of any Purchaser or the value of its investment in the Shares. Neither the Company nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Merger that would reasonably be expected to be materially adverse to the interests of any Purchaser or the value of its investment in the Shares, other than as set forth in the Merger Agreement. When executed and delivered, the Merger Agreement will be in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the Company’s Knowledge, of each party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. The Company has no reason to believe that the Merger will not occur promptly following the consummation of the transactions contemplated by this Agreement.

3.2 Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants severally and not jointly to the Company as follows:

(a) Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of the Transaction Documents to which it is a party has been taken. Upon their execution and delivery, the Transaction Documents will be valid and binding obligations of Purchaser, enforceable against such Purchaser in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions may be limited by applicable Legal Requirements.

(b) Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement and in Purchaser’s Investor Questionnaire. Purchaser hereby represents and warrants as follows:

(i) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(ii) Acquisition for Own Account. Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

(iii) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in the Transaction Documents. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(iv) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(v) Company Information. Purchaser has received and read the applicable financial statements of the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(vi) Rule 144. Purchaser acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(vii) “Bad Actor” Matters. Purchaser hereby represents that no Disqualification Events are applicable to Purchaser or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Purchaser hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to Purchaser or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 3.2(b), “Rule 506(d) Related Party” shall mean a Person that is a beneficial owner of Purchaser’s securities for purposes of Rule 506(d) of the Securities Act.

(viii) Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Annex A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Annex A.

(ix) Foreign Investors. If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or if Purchaser is a U.S. subsidiary or Affiliate of a foreign parent company, “Foreign Purchaser”), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Each Foreign Purchaser further represents that either (x) it does not now, nor will it after any Closing, hold 10% or greater, directly or indirectly, of the voting interest in the Company or (y) if it does or will, such Foreign Purchaser shall notify the Company and shall provide such information as the Company may request to comply with state, federal, or local regulations. The Company’s offer and sale and Foreign Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Foreign Purchaser’s jurisdiction.

(c) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Purchaser.

(d) Independent Investment Decision. Such Purchaser has independently evaluated the merits of its decision to purchase Shares pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser’s business and/or legal counsel in making such decision. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice. Such

Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in the Transaction Documents (as qualified by the Disclosure Schedules).

(e) Reliance on Exemptions. Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(f) No Governmental Review. Such Purchaser understands that no Governmental Authority has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor has any such authority passed upon or endorsed the merits of the offering of the Shares.

The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article 3 and the Transaction Documents.

ARTICLE 4

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) Compliance with Laws. Notwithstanding any other provision of the Transaction Documents, until the Shares are converted into Opexa Common Stock (as defined in the Merger Agreement) pursuant to Section 1.5(a)(ii) of the Merger Agreement, each Purchaser covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Shares other than (i) pursuant to an effective registration statement or (ii) to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(b) Legends. Stock Certificates evidencing the Shares shall bear any legend as required by the “Blue Sky” laws of any state and a restrictive legend in substantially the following form until such time as they are not required under Section 4.1(c) (and a stock transfer order may be placed against transfer of the Stock Certificates for the Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition, if any Purchaser is an Affiliate of the Company, Stock Certificates evidencing the Shares issued to such Purchaser shall bear a customary “affiliates” legend.

(c) Removal of Legends. Subject to the Company’s right to request an opinion of counsel as set forth in Section 4.1(a), the legend set forth in Section 4.1(b) above shall be removable and the Company shall issue or cause to be issued a Stock Certificate without such legend or any other legend (except for any “affiliates” legend as set forth in Section 4.1(b)) to the holder of the applicable Shares upon which it is stamped, if (i) such Shares are registered for resale and resold pursuant to an effective registration statement under the Securities Act or (ii) such Shares are sold or transferred in compliance with Rule 144, including without limitation in compliance with the current public information requirements of Rule 144 if applicable to the Company at the time of such sale or transfer, and the holder and its broker have delivered customary documents reasonably requested by counsel to the Company in connection with such sale or transfer. Any fees (with respect to the counsel to the Company or otherwise) associated with the removal of such legend shall be borne by the Company.

4.2 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to each Purchaser who requests a copy in writing promptly after such filing. The Company shall take such action as the Company shall reasonably determine is necessary in order to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, or to obtain an exemption from such qualification, and shall provide evidence of any such action so taken to the Purchasers who request in writing such evidence.

4.3 No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that Opexa and the Affiliates of the Company and the Affiliates of Opexa, shall not, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.

4.4 Use of Proceeds. The Company intends to use the net proceeds from the sale of the Shares hereunder for general working capital.

4.5 Contingent Registration Rights. In the event that the Form S-4 Registration Statement (as defined in the Merger Agreement) does not cover the shares of Opexa Common Stock to be issued in exchange for the Shares in the Merger, the Company shall use commercially reasonable efforts to cause Opexa to file with the Commission within 90 days following the Closing a registration statement on Form S-3, or in the event that Form S-3 is not then available for the registration of such shares of Opexa Common Stock, such other form of registration statement that may be available at such time to register the resale of the shares of Opexa Common Stock.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to the Obligations of the Purchasers to Purchase Shares at the Closing. The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a) Representations and Warranties. The representations and warranties of the Company are true and correct in all respects as of the date of this Agreement and are true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except (i) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (ii) where the failure of those representations and warranties would not have a Material Adverse Effect (disregarding all materiality qualifiers included in such representations and warranties).

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Consents. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares at the Closing (except for the Required Approvals that may be obtained after the Closing), all of which shall be and remain so long as necessary in full force and effect.

(e) Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(f) Merger. Each of the conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived (if permissible under applicable Legal Requirements) and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger immediately after the Closing on the terms and conditions set forth therein.

(g) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.16.

(h) Funding. The Actual Subscription Amount will have been released with respect to each other Purchaser in accordance with Section 2.2(b) or the Company shall have otherwise received proceeds in respect of the sale of the Shares equal to the aggregate of each Purchaser’s Actual Subscription Amount and the Company shall have received each Lender’s original Note.

(i) Termination of Investor Agreements. The Investor Agreements shall have been terminated.

5.2 Conditions Precedent to the Obligations of the Company to Sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a) Representations and Warranties. The representations and warranties made by such Purchaser in Section 3.2 hereof shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a different specified date (which representations shall have been so true and correct as of such specified date).

(b) Performance. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser on or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of the sale of the Shares.

(d) Purchaser Deliverables. Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e) Merger. Each of the conditions to the consummation of the Merger set forth in the Merger Agreement shall have been satisfied or waived (if permissible under applicable Legal Requirements) and the parties to the Merger Agreement shall be ready, willing and able to consummate the Merger immediately after the Closing on the terms and conditions set forth therein.

(f) Termination. This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.16.

(g) Receipt of Funds. The Actual Subscription Amount with respect to each Purchaser shall have been received by the Company and the Company shall have received each Lender’s original Note.

(h) Piper Jaffray Questionnaire. Piper Jaffray shall have delivered the Piper Jaffray Questionnaire in accordance with Section 2.2(c).

ARTICLE 6

MISCELLANEOUS

6.1 Fees and Expenses. The Company and the Purchasers shall each pay the fees and expenses of their respective advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

6.2 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter thereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a .PDF format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.3 during the recipient’s normal business hours on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) or e-mail delivery of a .PDF format data file at the facsimile number or e-mail address, as applicable, specified in this Section 6.3 on a day that is not a Business Day or not during the recipient’s normal business hours on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, (d) two Business Days after deposit with an internationally recognized expedited delivery services company, freight prepaid for delivery to a non-U.S. address, specifying next available Business Day delivery, with written verification of receipt, or (e) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

if to Acer:

Acer Therapeutics, Inc.

222 Third Street

Suite #2240

Cambridge, MA 02142

Telephone No.: (844) 902-6100

Facsimile No.: (617) 225-7780

Attention: Harry Palmin

E-mail: hpalmin@acertx.com

with a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Telephone No.: (617) 832-1146

Facsimile No.: (617) 832-7000

Attention: David R. Pierson, Esq.

E-Mail: dpierson@foleyhoag.com

and if to a Purchaser, to the address set forth under such Purchaser’s name on its signature page, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Purchasers hereto, provided that if any waiver or amendment could reasonably be expected to have a material adverse effect on Opexa (including for this purpose, and without limitation, any diminution or deferral of the financing transaction contemplated hereby), the written consent of Opexa shall be required for such waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares.

6.5 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers (other than by merger or consolidation or to an entity which acquires the Company, including by way of acquiring all or substantially all of the Company’s assets). Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Shares in compliance with the Transaction

Documents and applicable Legal Requirements, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the Purchasers.

6.7 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in the immediately preceding Section 6.6 and the immediately succeeding sentence, is not for the benefit of, nor may any provision hereof be enforced by, any other Person. Notwithstanding the foregoing, the parties acknowledge and agree that Opexa shall be an express and intended third party beneficiary under this Agreement, with the right of enforcement of the terms and conditions of this Agreement.

6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Transaction Documents: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

6.9 Survival. The representations and warranties contained herein shall terminate at the Closing and only the agreements and covenants contained herein that by their terms survive the Closing shall survive the Closing in accordance with their terms.

6.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a .PDF format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .PDF signature page were an original thereof.

6.11 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor and achieves that same or substantially the same effect or result, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12 Replacement of Shares. If any Stock Certificate or other instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new Stock Certificate or other instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent, if other than the Company, of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent, if other than the Company, for any losses in connection therewith or, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent. The applicants for a new Stock Certificate or other instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement Stock Certificate or other instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated Stock Certificate or other instrument as a condition precedent to any issuance of a replacement.

6.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers, the Company and Opexa will be entitled to specific performance under the Transaction Documents. The parties agree that irreparable damage may occur in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached and that monetary damages may not be adequate compensation for any loss incurred by the Purchasers, the Company or Opexa by reason of any breach of any such provisions. Notwithstanding the foregoing or any other provision of the Transaction Documents, in the event that Acer pays to Opexa the Opexa Termination Fee (as defined in the Merger Agreement) in accordance with Section 9.3(b) of the Merger Agreement, such payment shall be the sole and exclusive remedy of Opexa under this Agreement and Opexa shall not be entitled to any further remedies hereunder.

6.14 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination, recapitalization, merger, consolidation or other reorganization or similar event occurring after the date hereof, each reference in any Transaction Document to the Shares, a number of shares, a price per share or the class or type of securities with respect to the Shares shall be deemed to be amended to appropriately account for such event.

6.15 Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. The Company acknowledges that each of the Purchasers has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Purchasers and not because it was required or requested to do so by any Purchaser. The Company’s obligations to each Purchaser under this Agreement and the other Transaction Documents are identical to its obligations to each other Purchaser other than such differences resulting solely from the number of Shares purchased by such Purchaser.

6.16 Termination. This Agreement may be terminated and the sale and purchase of the Shares abandoned (a) with respect to a particular Purchaser, at any time prior to the Closing, by mutual written consent of the Company and such Purchaser; provided, however, that prior to the termination of the Merger Agreement, the Company shall not agree to terminate this Agreement except with the prior written consent of Opexa (which consent may not be unreasonably withheld, conditioned or delayed); (b) if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date, as defined in the Merger Agreement, by any Purchaser (with respect to itself only), upon written notice to the Company; (c) if the Merger has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date, as defined in the Merger Agreement, by any Purchaser (with respect to itself only), or (d) by either the Company or any Purchaser (with respect to such Purchaser only) upon written notice to the other if consummation of the transactions contemplated hereby would violate any nonappealable order, degree or judgment of any Governmental Authority having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 6.16 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 6.16 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section 6.16, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section 6.16, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other or to Opexa, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom. Notwithstanding the foregoing or any other provision of the Transaction Documents, this Agreement shall automatically terminate upon the termination of the Merger Agreement.

6.17 Waiver of Conflicts. Each Purchaser acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement. Each Purchaser understands that the Company has been represented in the preparation, negotiation and execution of this Agreement by Company Counsel and that Company Counsel now or may in the future represent one or more Purchasers or their

Affiliates in matters unrelated to the transactions contemplated by this Agreement, including the representation of such Purchasers or their Affiliates in matters of a nature similar to those contemplated by this Agreement. The Company and each Purchaser hereby acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and hereby waives any conflict arising out of such representation solely with respect to the matters contemplated by this Agreement.

6.18 Public Announcement. The Company shall and shall require that Opexa, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Agreement, issue one or more press releases or, in the case of Opexa, file with the Commission a current report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Merger, and any other material, non-public information that the Company or Opexa has provided to the Purchasers at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s Knowledge, the Purchasers shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees.

6.19 Additional Parties. The Company may sell up to 2,639,915 Shares in the aggregate hereunder, and additional Purchasers may become parties hereto after the date hereof to purchase Shares up to such aggregate amount, provided that such additional Purchasers shall be limited to one or a few accredited investors (and their accredited Affiliates) with which the Company was in substantive discussions prior to the date hereof. Annex A hereto shall be updated to reflect the additional Purchasers purchasing any such additional Shares.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
Name:	Chris Schelling
Title:	President and CEO

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

Avego Healthcare Capital, LLC

By:	/s/ Thomas Vandervort
Name:	Thomas Vandervort
Title:	Officer

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

InClin Investments LLC

By:	/s/ Arnold Wong
Name:	Arnold Wong
Title:	Partner

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

DON A SANDERS 1990

By:	/s/ Don A. Sanders
Name:	Don A. Sanders
Title:	Attorney-in-fact

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

LOF PARTNERS LLC

By:	/s/ Don A. Sanders
Name:	Don A. Sanders
Title:	Attorney-in-fact

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

ARIANA J GALE 2006 TRUST DTD 03/26/2006

By:	/s/ Don A. Sanders
Name:	Don A. Sanders
Title:	Attorney-in-fact

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

SANDERS 1998 CHILDREN’S TR DTD 12/01/97

By:	/s/ Don A. Sanders
Name:	Don A. Sanders
Title:	Attorney-in-fact

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

TANYA J DRURY

By:	/s/ Don A. Sanders
Name:	Don A. Sanders
Title:	Attorney-in-fact

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

TVM Life Science Ventures VI GmbH & Co. KG

By:	/s/ Stefan Fischer	/s/ Josef Moosholzer
Name:	Stefan Fischer	Josef Moosholzer
Title:	Authorized Officer	Authorized Officer

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

TVM Life Science Ventures VI Limited Partnership

By:	/s/ Stefan Fischer	/s/ Josef Moosholzer
Name:	Stefan Fischer	Josef Moosholzer
Title:	Authorized Officer	Authorized Officer

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

PURCHASER:

TVM Life Science Ventures VII Limited Partnership

By: TVM Life Sciences Ventures VII (GP) Ltd, its General Partner

By:	/s/ Gary Leatt
Name:	Gary Leatt
Title:	Director

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

ANNEX A: Schedule of Purchasers

ANNEX B: Agreement and Plan of Merger and Reorganization

EXHIBITS:

A:	Instruction Sheet

B-1:	Investor Questionnaire

B-2:	Stock Certificate Questionnaire

C:	Piper Jaffray Questionnaire

D:	Form of Secretary’s Certificate

E:	Form of Compliance Certificate

F:	Disclosure Exhibit

ANNEX A

SCHEDULE OF PURCHASERS

Purchaser	Actual Subscription Amount	Shares Purchased	Convertible Loan Amount	Shares Issued Upon Conversion	Total Shares
TVM Life Science Ventures VII Limited Partnership	$3,500,000.00	369,588	$3,096,027.40	326,930	696,518
Avego Healthcare Capital, LLC	$5,000,000.00	527,983	—	—	527,983
TVM Life Science Ventures VI GmbH & Co. KG	$744,747.00	78,642	$1,152,878.56	121,740	200,382
InClin Investments LLC	—	—	$1,030,410.96	108,807	108,807
TVM Life Science Ventures VI Limited Partnership	$255,253.00	26,953	$395,135.14	41,724	68,677
Don A Sanders 1990	$100,000.00	10,559	—	—	10,559
LOF Partners LLC	$100,000.00	10,559	—	—	10,559
Ariana J Gale 2006 Trust dtd 03/26/2006	$100,000.00	10,559	—	—	10,559
Sanders 1998 Children’s Tr dtd 12/01/97	$100,000.00	10,559	—	—	10,559
Tanya J Drury	$100,000.00	10,559	—	—	10,559

TOTAL	$10,000,000.00	1,055,961	$5,674,452.06	599,201	1,655,162

Price Per Share: $9.47